Exhibit 99.1

Bristol‑Myers Squibb Names José Baselga, M.D., Ph.D. to Board of Directors

(NEW YORK, March 1, 2018) - Bristol-Myers Squibb Company (NYSE:BMY) today announced that its Board of Directors has elected José Baselga, M.D., Ph.D., to the Board, effective March 1, 2018. Dr. Baselga will serve as a member of Science & Technology Committee of the Board of Directors.

Dr. Baselga, 58, is currently the Physician-in-Chief at Memorial Sloan Kettering Cancer Center, one of the world’s premier cancer institutions, where he is responsible for the management of patient care and plays an active role in efforts to enhance and expand programs in clinical and translational research. He is also a Professor of Medicine at Weill Cornell Medical College. He brings to the Board more than 30 years of clinical and research experience that includes pioneering development of treatments for women with HER2-positive breast cancer and being actively involved in the American Association for Cancer Research, where he has previously served as President. He served as Chief, Hematology & Oncology Division; Associate Director, Massachusetts General Hospital Cancer Center from 2010 to 2012 and led the Vall d’Hebron Hospital in Barcelona, a comprehensive cancer center with one of the largest phase I programs for new cancer therapies in Europe, from 1996 to 2010. He has served as a Professor of Medicine at both Harvard Medical School and Universitat Autonòma de Barcelona. Dr. Baselga has been in leadership roles for a number of cancer research organizations including Breast International Group and Ludwig Institute for Cancer Research. He is also an elected member of the National Academy of Medicine.

"José is an internationally-recognized physician scientist in oncology with deep experience in teaching at leading academic institutions, pioneering research for targeted cancer therapies and treating patients, which he still continues today,” said Giovanni Caforio, M.D., chairman and chief executive officer, Bristol-Myers Squibb. “His close engagement with emerging science across biotech and shared focus on patients brings valuable contributions to helping us advance our strategy and pipeline of transformational medicines.”

“With over 30 years of experience at the bench and in the clinic, José brings a voice of innovation and practical, patient-centric solutions to the Board,” said Vicki L. Sato, Ph.D., lead independent director, Bristol-Myers Squibb. “His knowledge across cancer biology and drug development will bring tremendous value to Bristol-Myers Squibb, and we look forward to working together to advance new therapies for patients.”

“Bristol-Myers Squibb is a leader in harnessing the immune system to fight cancer, and their diverse pipeline of targeted therapies brings important hope for patients,” said Dr. Baselga. “I am excited and honored to be appointed to the Board and I look forward to working with Giovanni, his leadership team and the rest of the Board.”

About Bristol-Myers Squibb

Bristol-Myers Squibb is a global biopharmaceutical company whose mission is to discover, develop and deliver innovative medicines that help patients prevail over serious diseases. For more information about Bristol-Myers Squibb, visit us at BMS.com or follow us on LinkedIn, Twitter, and YouTube.

Contacts

Media:
Ken Dominski, 609-252-5251, ken.dominski@bms.com
Laura Hortas, 609-252-4587, laura.hortas@bms.com

Investors:
Tim Power; 609-252-7509, timothy.power@bms.com
Bill Szablewski, 609-252-5894, william.szablewski@bms.com